Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Fourth Quarter and Full Year Fiscal 2011 diluted EPS of $1.42 and $4.65, both before one-time charge, up 17% and 28% over Fiscal 2010

HIGHLIGHTS
- Q4 2011 Company-owned comparable net bakery-cafe sales up 5.9%
- FY 2011 System-wide new unit AWS of $41,516 at all-time high and surpasses record year in FY 2010
- Acquisition of Raleigh-Durham franchise market for $48 million expected to close by end of Q1 2012
- Q1 2012 EPS target set at $1.33 to $1.35 (up 22% to 24% over Q1 2011)
- FY 2012 EPS target increased to $5.50 to $5.55 (up 18% to 19% versus adjusted FY 2011 EPS)

St. Louis, MO, February 7, 2012 - Panera Bread Company (Nasdaq: PNRA) today reported adjusted net income of $42 million, or $1.42 per diluted share, for the thirteen weeks ended December 27, 2011, before a one-time pre-tax charge of $5 million. The fourth quarter of fiscal 2011 results compare to net income of $37 million, or $1.21 per diluted share, for the fourth quarter ended December 28, 2010, and represent a 17% year-over-year increase in diluted earnings per share.

For the fifty-two weeks ended December 27, 2011, adjusted net income was $139 million, or $4.65 per diluted share, before a one-time charge of $5 million. The full year fiscal 2011 results compare to net income of $112 million, or $3.62 per diluted share, for the fifty-two weeks ended December 28, 2010, and represent a 28% year-over-year increase in diluted earnings per share.

The following table sets forth, for the periods indicated, a reconciliation of GAAP and non-GAAP diluted earnings per share. The reconciliation of GAAP and non-GAAP information is attached as Schedule IV.

	For the 13 weeks Ended	For the 52 weeks Ended
	December 27, 2011	December 27, 2011
Diluted earnings per share, excluding settlement charge	$1.42	$4.65
Impact of settlement charge on diluted earnings per share (1)	0.11	0.10
Diluted earnings per share	$1.31	$4.55

(1) Represents a $5 million charge for the proposed settlement of a California employment legal matter.

The Company's fourth quarter and full year fiscal 2011 consolidated statements of operations and margin analyses are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company's consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	December 27, 2011	December 28, 2010

Total Revenue	$495,765	$428,161	16%
Net Income (1)	$38,620	$36,520	6%
Diluted earnings per share (1)	$1.31	$1.21	8%
Shares used in diluted EPS	29,402	30,092

(1) Includes a $5 million charge for the proposed settlement of a California employment legal matter.

	For the 52 Weeks Ended		Percentage Change
	December 27, 2011	December 28, 2010

Total Revenue	$1,822,032	$1,542,489	18%
Net Income (1)	$135,952	$111,866	22%
Diluted earnings per share (1)	$4.55	$3.62	26%
Shares used in diluted EPS	29,903	30,922

(1) Includes a $5 million charge for the proposed settlement of a California employment legal matter.

Fourth Quarter Fiscal 2011 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In the fourth quarter of fiscal 2011, Company-owned comparable net bakery-cafe sales increased 5.9%, franchise-operated comparable net bakery-cafe sales increased 3.2%, and system-wide comparable net bakery-cafe sales increased 4.4% compared to the comparable period in fiscal 2010. Two year Company-owned comparable net bakery-cafe sales increased 11.1%, two year franchise-operated comparable net bakery-cafe sales increased 9.3%, and two year system-wide comparable net bakery-cafe sales increased 10.2%.

The Company-owned comparable net bakery-cafe sales increase of 5.9% in the fourth quarter of fiscal 2011 was comprised of year-over-year transaction growth of 0.2% and average check growth of 5.7%. Average check growth was comprised of retail price increases of approximately 3.7% and positive mix impact of approximately 2.0%. A schedule of comparable net bakery-cafe sales information is attached as Schedule III.

New Unit Development and AWS

During the fourth quarter of fiscal 2011, the Company opened 24 new bakery-cafes and its franchisees opened 16 new bakery-cafes. For the full year fiscal 2011, the Company and its franchisees opened 112 new bakery-cafes. As a result, there were 1,541 bakery-cafes open system-wide as of December 27, 2011.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of September 27, 2011	716	788	1,504
Bakery-cafes opened	24	16	40
Bakery-cafes closed	—	(3)	(3)
Bakery-cafes as of December 27, 2011	740	801	1,541

AWS for Company-owned new units for full year fiscal 2011 was a record $41,637 compared to $40,808 in full year fiscal 2010. AWS for franchise-operated new units for full year fiscal 2011 was a record $41,438 compared to $38,841 in full year fiscal 2010. A schedule of the fourth quarter and full year fiscal 2011 AWS is attached as Schedule II.

Settlement of Legal Matter

On November 17, 2011, the Company entered into a Memorandum of Agreement recording a $5 million charge for the proposed settlement of a legal matter against the Company, alleging, among other things, violations of the California Labor Code related to breaks and meal periods. The Company has denied liability and wrongdoing of any kind with respect to any claims of the plaintiffs and makes no admission of any wrongdoing in connection with the proposed settlement.

A schedule of the impact on earnings per diluted share for the fourth quarter and full year fiscal 2011 is attached as Schedule IV.

Full Year 2012 Targets

Raising Full Year Fiscal 2012 Targets

Diluted EPS Target

The Company is raising its target for full year fiscal 2012 earnings per diluted share to $5.50 to $5.55 from its prior target range of $5.38 to $5.48. If the Company meets its target, it would generate diluted earnings per share growth of 18% to 19% versus adjusted fiscal 2011 diluted earnings per share. This increase in the full year fiscal 2012 target includes a favorable impact of $0.02 to $0.03 per diluted share in full year fiscal 2012 from the pending acquisition of the Raleigh-Durham market. The earnings per diluted share target does not assume additional share repurchases.

The full year fiscal 2012 diluted earnings per share target is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is raising its target for Company-owned comparable bakery-cafe sales growth for fiscal 2012 to 4.5% to 5.5% from its prior target of 4.0% to 5.0% based on improved expectations related to the Company's sales-building initiatives. This target assumes transaction growth of 50 to 100 basis points and average check growth of approximately 4.0% to 4.5% on average year-over-year pricing of approximately 3.25%, and mix impact on check of approximately 1.0%.

New Unit Development and AWS

The Company has increased its fiscal 2012 new unit target to approximately 115 to 120 system-wide new unit openings from 110 to 115 units. It has also increased its target for average weekly net sales performance for new Company-owned units to $40,000 to $42,000 from $39,000 to $41,000.

Operating Margin

The Company's fiscal 2012 EPS target assumes its fiscal 2012 operating margin will be roughly flat after the impact of the Raleigh-Durham acquisition on a year-over-year basis versus adjusted fiscal 2011.

First Quarter of Fiscal 2012 Outlook

Establishing First Quarter of Fiscal 2012 Targets

Diluted EPS Target

The Company's first quarter of fiscal 2012 diluted earnings per share target assumes earnings per diluted share of $1.33 to $1.35, which would represent an increase of 22% to 24% in the first quarter of fiscal 2012 versus the comparable period in fiscal 2011.

The first quarter of fiscal 2012 diluted earnings per share target includes the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's first quarter of fiscal 2012 Company-owned comparable bakery-cafe sales growth is targeted at 7.0% to 7.5% versus the comparable period in 2011. The two year Company-owned comparable net bakery-cafe sales target is 10.3% to 10.8%. The assumptions underlying this comparable net bakery-cafe sales growth target for the fiscal first quarter are transaction growth of 2.0% to 2.5%, including 200 basis points of favorable impact related to the inclement weather experienced last year, and average check growth of approximately 5.0%. Average check growth is comprised of retail price increases of approximately 3.75% and approximately 1.25% positive impact from mix, driven primarily by the Company's catering sales growth.

The Company announced today Company-owned comparable net bakery-cafe sales in the first 41 days of the first quarter of fiscal 2012 were up approximately 8.9%, including approximately 350 basis points of favorable impact from inclement weather experienced in the comparable period of fiscal 2011.

Operating Margin Target

In the first quarter of fiscal 2012, the Company is targeting operating margin to be modestly favorable versus the prior fiscal period reflecting operating leverage from sales growth.

Departure of Chief Financial Officer

The Company is also announcing today that Jeff Kip, Executive Vice President and Chief Financial Officer, is leaving the Company on March 15th to join IAC/InterActiveCorp as its Executive Vice President and Chief Financial Officer. The Company has initiated a search for Mr. Kip's replacement.

Bill Moreton, commented, “Jeff has been a key strategic partner to Ron and myself over the six years that he has served as our Chief Financial Officer and nine years that he has been with Panera. Jeff has been instrumental in helping think through our long-term capital deployment model and has brought financial discipline and rigor to our organization. We are very grateful for all of Jeff's contributions to Panera and we wish him all the best in his new role at IAC."

Mr. Kip said, “I am both very excited about the opportunity to join my new team at IAC and extremely thankful to Ron, Bill, and the entire Panera organization for my time here. While it is difficult to leave anywhere you have been as long as I have been here, I feel very good about not only what we have accomplished here over the last nine years, but also what the team has positioned the Company to achieve going forward.”

Concluding Comment

Bill Moreton, CEO, commented, “As we close our fourth consecutive year of 24% plus EPS growth and look forward to another strong year in 2012, we continue to feel very good about our strategy of investing consistently in the quality of our concept and customer experience to drive competitive differentiation over the medium and long term. We have seen these investments manifest themselves in our strong, consistent comp store sales growth and our record-setting new unit volumes over a multi-year period. Additionally, we are very pleased that we have also been able to deploy a meaningful amount of our excess cash - $400 million over the last year and a half - to drive earnings growth and shareholder returns. We look forward to another strong year in 2012 with our EPS growth currently targeted at the high end of our long-term target range of 15-20%."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, February 8, 2012 to discuss the fourth quarter fiscal 2011 results, preliminary comparable net bakery-cafe sales results for the first 41 days of the first quarter of fiscal 2012 and first quarter and full year targets and business outlook for fiscal 2012. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.

We include in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

Comparable net bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable net bakery-cafe sales as defined or used by other companies.  The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,541 bakery-cafes as of December 27, 2011 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assume,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 28, 2010 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	December 27, 2011	December 28, 2010
Revenues:
Bakery-cafe sales, net	$435,576	$371,007
Franchise royalties and fees	24,512	22,170
Fresh dough and other product sales to franchisees	35,677	34,984
Total revenues	495,765	428,161
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$127,422	$103,922
Labor	129,620	112,235
Occupancy	30,610	26,859
Other operating expenses	58,866	47,815
Total bakery-cafe expenses	346,518	290,831
Fresh dough and other product cost of sales to franchisees	30,335	28,077
Depreciation and amortization	21,030	18,449
General and administrative expenses	32,567	28,080
Pre-opening expenses	2,769	1,915
Total costs and expenses	433,219	367,352
Operating profit	62,546	60,809
Interest expense	206	177
Other (income) expense, net	(323)	1,455
Income before income taxes	62,663	59,177
Income taxes	24,043	22,793
Net income	38,620	36,384
Less: net loss attributable to noncontrolling interest	—	(136)
Net income attributable to Panera Bread Company	$38,620	$36,520

Earnings per common share attributable to Panera Bread Company:
Basic	$1.33	$1.22
Diluted	$1.31	$1.21

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,140	29,816
Diluted	29,402	30,092

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 52 Weeks Ended
	December 27, 2011	December 28, 2010
Revenues:
Bakery-cafe sales, net	$1,592,951	$1,321,162
Franchise royalties and fees	92,793	86,195
Fresh dough and other product sales to franchisees	136,288	135,132
Total revenues	1,822,032	1,542,489
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$470,398	$374,816
Labor	484,014	419,140
Occupancy	115,290	100,970
Other operating expenses	216,237	177,059
Total bakery-cafe expenses	1,285,939	1,071,985
Fresh dough and other product cost of sales to franchisees	116,267	110,986
Depreciation and amortization	79,899	68,673
General and administrative expenses	113,083	101,494
Pre-opening expenses	6,585	4,282
Total costs and expenses	1,601,773	1,357,420
Operating profit	220,259	185,069
Interest expense	822	675
Other (income) expense, net	(466)	4,232
Income before income taxes	219,903	180,162
Income taxes	83,951	68,563
Net income	135,952	111,599
Less: net loss attributable to noncontrolling interest	—	(267)
Net income attributable to Panera Bread Company	$135,952	$111,866

Earnings per common share attributable to Panera Bread Company:
Basic	$4.59	$3.65
Diluted	$4.55	$3.62

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,601	30,614
Diluted	29,903	30,922

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	December 27, 2011	December 28, 2010
Revenues:
Bakery-cafe sales, net	87.9%	86.7%
Franchise royalties and fees	4.9	5.2
Fresh dough and other product sales to franchisees	7.2	8.2
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.3%	28.0%
Labor	29.8	30.3
Occupancy	7.0	7.2
Other operating expenses	13.5	12.9
Total bakery-cafe expenses	79.6	78.4
Fresh dough and other product cost of sales to franchisees (2)	85.0	80.3
Depreciation and amortization	4.2	4.3
General and administrative expenses	6.6	6.6
Pre-opening expenses	0.6	0.4
Total costs and expenses	87.4	85.8
Operating profit	12.6	14.2
Interest expense	—	—
Other (income) expense, net	(0.1)	0.3
Income before income taxes	12.6	13.8
Income taxes	4.8	5.3
Net income	7.8%	8.5%
Less: net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	7.8%	8.5%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 52 Weeks Ended
	December 27, 2011	December 28, 2010
Revenues:
Bakery-cafe sales, net	87.4%	85.7%
Franchise royalties and fees	5.1	5.6
Fresh dough and other product sales to franchisees	7.5	8.8
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.5%	28.4%
Labor	30.4	31.7
Occupancy	7.2	7.6
Other operating expenses	13.6	13.4
Total bakery-cafe expenses	80.7	81.1
Fresh dough and other product cost of sales to franchisees (2)	85.3	82.1
Depreciation and amortization	4.4	4.5
General and administrative expenses	6.2	6.6
Pre-opening expenses	0.4	0.3
Total costs and expenses	87.9	88.0
Operating profit	12.1	12.0
Interest expense	—	—
Other (income) expense, net	—	0.3
Income before income taxes	12.1	11.7
Income taxes	4.6	4.4
Net income	7.5%	7.2%
Less: net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	7.5%	7.3%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

PANERA BREAD COMPANY
Schedule II - Supplemental Sales and Bakery-Cafe Information

System-Wide AWS
	2011	2010	2009	2008	2007
AWS	$44,313	$42,852	$39,926	$39,239	$38,668

	2011 Company-Owned AWS By Year Opened						Year-Over-Year Change in Company-Owned AWS
	2011 Opens [a]	2010 Opens [a]	2009 Opens & Prior	2011 Acquisitions [c]	2010 Acquisitions	Total	2010 Opens [b]	2009 Opens & Prior	AWS Total
Bakery-Cafes	53	42	575	30	40	740
Q1 11	$49,551	$39,075	$42,497	$—	$46,244	$42,532	-30.4%	3.7%	3.6%
Q2 11	$42,184	$39,255	$44,021	$45,493	$50,516	$44,118	-0.7%	4.8%	5.2%
Q3 11	$40,272	$38,320	$43,119	$45,301	$48,761	$43,148	-4.2%	6.3%	6.6%
Q4 11	$41,808	$42,177	$46,520	$46,686	$51,920	$46,336	3.7%	6.2%	5.2%
2011 YTD	$41,637	$39,707	$44,038	$45,883	$49,360	$44,071	-2.7%	5.3%	5.2%

[a] 2011 and 2010 Company-owned AWS excludes 2011 and 2010 acquisition data.

[b] Change in Company-owned AWS in 2011 from 2010 compares 42 bakery-cafes in 2011 against 42 bakery-cafes at the end of the fiscal fourth quarter of 2010.

[c] Represents 25 Panera bakery-cafes and five Paradise bakery-cafes.

	2011 Franchise-Operated AWS By Year Opened						Year-Over-Year Change in Franchise-Operated AWS
	2011 Opens [d]	2010 Opens [d]	2009 Opens & Prior	2011 Acquisitions [f]	2010 Acquisitions	Total	2010 Opens [e]	2009 Opens & Prior	AWS Total
Bakery-Cafes	59	33	704	2	3	801
Q1 11	$45,532	$38,246	$43,862	$20,157	$35,525	$43,568	-13.5%	2.9%	2.2%
Q2 11	$44,313	$38,305	$44,783	$18,768	$35,813	$44,398	-0.1%	2.5%	1.8%
Q3 11	$39,979	$37,247	$44,077	$18,886	$35,991	$43,508	1.6%	2.6%	1.7%
Q4 11	$40,951	$39,806	$47,447	$23,076	$37,891	$46,612	-0.1%	4.2%	2.9%
2011 YTD	$41,438	$38,400	$45,020	$20,111	$36,305	$44,527	-1.1%	3.1%	2.2%

[d] 2011 and 2010 Franchise-operated AWS excludes 2011 and 2010 acquisition data.

[e] Change in Franchise-operated AWS in 2011 from 2010 compares 33 bakery-cafes in 2011 against 34 bakery-cafes at the end of the fiscal fourth quarter of 2010.

[f] Represents two Paradise bakery-cafes.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 11	8	11	19	Q1 10	3	5	8
Q2 11	13	15	28	Q2 10	8	5	13
Q3 11	8	17	25	Q3 10	10	12	22
Q4 11	24	16	40	Q4 10	21	12	33
2011 YTD	53	59	112	2010 YTD	42	34	76

AWS - average weekly net sales for the time periods indicated.

PANERA BREAD COMPANY
Schedule III - Comparable Net Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 52 Weeks Ended
	October 25, 2011	November 29, 2011	December 27, 2011	December 27, 2011	December 27, 2011
Company-owned	6.5%	5.3%	6.0%	5.9%	4.9%
Franchise-operated	3.9%	2.3%	3.8%	3.2%	3.4%
System-wide	5.0%	3.6%	4.8%	4.4%	4.0%

Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable net bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and if such acquisition date occurred prior to the first day of our prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

PANERA BREAD COMPANY
Schedule IV - Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

	For the 13 weeks Ended	For the 52 weeks Ended
	December 27, 2011	December 27, 2011
Net Income, excluding settlement charge	$41,702	$139,043
Amount reserved for settlement of a legal matter (1)	3,082	3,091
Net Income	$38,620	$135,952

Weighted average diluted shares of common and common equivalent shares outstanding	29,402	29,903

Diluted earnings per share, excluding settlement charge	$1.42	$4.65
Impact of settlement charge on diluted earnings per share	0.11	0.10
Diluted earnings per share	$1.31	$4.55

(1) Amount reserved in the fourth quarter of fiscal 2011 for the proposed settlement of a legal matter was $5 million before the respective periods' effective income tax rate.